Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Kraton Performance Polymers, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Kraton Performance Polymers, Inc. (formerly Polymer Holdings LLC) of our reports dated September 25, 2009, with respect to the consolidated balance sheets of Polymer Holdings LLC and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in member’s equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedules, which contain an explanatory paragraph that describes the change in method of accounting for uncertain tax positions as of January 1, 2007, and method of accounting for defined and other post retirement plans as of December 31, 2006, as discussed in notes 6 and 7, respectively, included in the registration statement (No. 333-162248) on Form S-1 filed under the Securities Act of 1933 incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas
December 21, 2009